AIM FLOATING RATE FUND                                             SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF
INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL
INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

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
FOR PERIOD ENDING: 8/31/2009
FILE NUMBER :      811-09913
SERIES NO.:        6

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
72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $ 9,200

        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class C               $ 3,734
          Class R               $    20
          Class Y               $   334
          Institutional Class   $ 2,509

73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)

        1 Dividends from net investment income
          Class A                0.4249

        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class C                0.3919
          Class R                0.4103
          Class Y                0.3946
          Institutional Class    0.4483

74U.    1 Number of shares outstanding (000's Omitted)
          Class A 30,827

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class C                14,738
          Class R                    60
          Class Y                 2,853
          Institutional Class     5,462

74V.    1 Net asset value per share (to nearest cent)
          Class A                $ 7.09

        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class C                $ 7.06
          Class R                $ 7.10
          Class Y                $ 7.07
          Institutional Class    $ 7.09
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